Exhibit (a)(5)(B)

FOR IMMEDIATE RELEASE

NATIONSTAR ANNOUNCES EXPIRATION AND PRELIMINARY RESULTS OF

MODIFIED “DUTCH AUCTION” SELF-TENDER

Dallas, TX (March 14, 2016) - Nationstar Mortgage Holdings Inc. (“Nationstar” or the “Company”) (NYSE: NSM) today announced the expiration and preliminary results of its modified “Dutch auction” self-tender offer to repurchase up to $100,000,000 in cash of shares of its common stock.

Nationstar’s modified “Dutch auction” self-tender offer expired at 5:00 p.m., New York City time, on March 11, 2016. Based on the preliminary count by American Stock Transfer & Trust Company, LLC, the depositary for the self-tender offer, 7,450 of Nationstar’s shares were properly tendered (and not properly withdrawn) at a price at or below the final purchase price of $9.40 per share. In accordance with the terms of the self-tender offer, and based on these preliminary results, Nationstar expects to repurchase 7,450 of its shares at the final purchase price of $9.40 per share, for a total cost of approximately $70,030, excluding fees and expenses relating to the self-tender offer. The shares expected to be repurchased in the self-tender offer represent less than 1% of Nationstar’s issued and outstanding shares as of March 11, 2016.

On February 10, 2016, the last full day of trading before Nationstar announced the commencement of its self-tender offer, the closing price of its common stock was $8.61 per share. On March 11, 2016, the closing price of Nationstar’s common stock was $12.71 per share.

The number of shares expected to be repurchased in the self-tender offer is preliminary and subject to change. Nationstar will fund the repurchase of shares in the self-tender offer using a portion of its cash and cash equivalents on hand. Payment for Nationstar’s shares accepted for purchase in the self-tender offer will occur promptly after the final number of shares properly tendered and not properly withdrawn is confirmed by the depositary for the self-tender offer.

Nationstar remains committed to returning capital to its stockholders through a share repurchase program. Based on the preliminary results described above, under its previously announced share repurchase program, Nationstar estimates that it currently maintains capacity to repurchase up to approximately $184 million of its common stock. Under the program, the Company may repurchase its shares from time to time in the open market or in privately negotiated transactions. The amount and timing of any repurchases will depend on a number of factors including the price and availability of the Company’s shares, trading volume, capital availability, Company performance and general economic and market conditions. The share repurchase program may be suspended or discontinued at any time.

J.P. Morgan Securities LLC is serving as dealer manager for the self-tender offer. Innisfree M&A Incorporated is serving as information agent for the self-tender offer, and American Stock Transfer & Trust Company, LLC is serving as depositary for the self-tender offer. Stockholders and investors who have questions or need information about the self-tender offer may contact Innisfree M&A Incorporated at 1-888-750-5834.

About Nationstar

Based in Dallas, Texas, Nationstar provides servicing, origination and transaction based services related principally to single-family residences throughout the United States. Additional corporate information is available on the Shareholder Relations section of www.nationstarmtg.com.

Forward Looking Statements

Certain statements in this press release may constitute “forward-looking statements,” including statements as to the amount, timing and manner of the Company’s self-tender and regarding its share repurchase program. These statements are not historical facts, but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Nationstar. Risks and uncertainties include, but are not limited to, market conditions;

the possibility that the repurchase program may be suspended or discontinued; economic factors, such as interest rate and currency exchange rate fluctuations; the ability of the company to successfully execute strategic plans; the impact of acquisitions and divestitures; and significant adverse litigation or government action. Certain of these risks and uncertainties are described in the “Business” and “Risk Factors” sections of our most recent annual report and other required documents as filed with the SEC which are available at the SEC’s website at http://www.sec.gov. Nationstar undertakes no obligation to publicly update or revise any forward-looking statements or any other financial information contained herein, and the statements made in this press release are current as of the date of this release only.

Contact:

Robert Stiles

(972) 316-5383

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